EXHIBIT 10.32

Compensation Arrangements for Named Executive Officers of Avaya Inc. (“Avaya” or “the Company”)

In addition to participation in certain plans and/or arrangements already filed and identified as exhibits to this Form 10-K, the following applies with respect to the Company’s former Chairman of the Board, President and Chief Executive Officer (“CEO”), the current President and CEO and the other four most highly compensated executive officers (together, the “Named Executive Officers”) for fiscal 2006:

Salaries for fiscal 2006 were:

Donald K. Peterson	$940,000
Former Chairman of the Board, President and Chief Executive Officer
Louis J. D’Ambrosio	$536,905
Director, President and Chief Executive Officer
Pamela F. Craven	$390,000
Chief Administrative Officer
Garry K. McGuire	$470,000
Chief Financial Officer and Senior Vice President—Corporate Development
Francis M. Scricco	$475,000
Senior Vice President—Avaya Global Services
Michael C. Thurk	$517,857
Chief Operating Officer

As indicated on a Current Report on Form 8-K dated July 28, 2006, Mr. Peterson ceased serving as the Company’s President and CEO effective July 24, 2006 and, effective as of September 30, 2006, he ceased serving as a Director of Avaya.

Mr. D’Ambrosio was appointed President and CEO of the Company effective July 24, 2006, and his base salary was modified as of that date. The amount indicated above represents amounts earned before that date using his prior base salary of $475,000 plus amounts earned after that date through the remainder of fiscal 2006 at his current base salary of $800,000. He was elected a Director of the Company on November 2, 2006.

Mrs. Craven was appointed Chief Administrative Officer of the Company effective August 3, 2006, and her base salary was modified as of August 1, 2006. The amount indicated above represents amounts earned before that date using her prior base salary of $380,000 plus amounts earned after that date through the remainder of fiscal 2006 at her current base salary of $440,000.

As indicated on a Current Report on Form 8-K dated October 5, 2006, Mr. McGuire will retire as Chief Financial Officer and Senior Vice President—Corporate Development, effective December 31, 2006.

Mr. Scricco’s base salary for fiscal 2006 remained unchanged from fiscal 2005.

Mr. Thurk was appointed Chief Operating Officer of the Company effective July 24, 2006, and his base salary was modified as of that date. The amount indicated above represents amounts earned before that date using his prior base salary of $475,000 plus amounts earned after that date through the remainder of fiscal 2006 at his current base salary of $700,000. He was elected a Director of the Company on November 2, 2006.

In addition to the above base salaries and participation in the other plans and/or arrangements already filed and identified as exhibits to this Form 10-K, during fiscal 2006 the Company provided the Named Executive Officers with, and in fiscal 2007 may provide to its continuing Named Executive Officers, certain fringe benefits, including one or more of the following:  financial counseling services, a car allowance, reimbursement for home security systems, certain temporary housing expenses, limited use of the corporate aircraft and automobiles for personal reasons and company-provided health physical examinations. The Compensation Committee of the Company’s Board of Directors periodically reviews fringe benefits made available to the Company’s executive officers, including the CEO, to ensure that they are in line with market practice.